Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES ESTIMATED RESULTS FOR THE

SECOND QUARTER AND SIX MONTHS

ENDED JUNE 30, 2005

Greenwich, CT – August 16, 2005 – Security Capital Corporation (AMEX: SCC) (the “Company”) announced today estimated results for the second quarter and six months ended June 30, 2005.  As previously announced, the Company currently expects to file its Form 10-Q for the second quarter (the “Second Quarter Form 10-Q”) by September 15, 2005 and its Form 10-Q for the first quarter ended March 31, 2005 by August 31, 2005 (the “First Quarter Form 10-Q”).

The Company’s 2005 financial statements to be reported in the First Quarter Form 10-Q and the Second Quarter Form 10-Q will not include the results of discontinued operations and preferred stock accretion reported in the 2004 financial statements.  In the fourth quarter of 2004, the Company completed the sale of substantially all of the assets of Pumpkin Masters Holdings, Inc. and settled the bankruptcy proceedings of Possible Dreams, Ltd., each of which had been reported as discontinued operations in the 2004 periods.  In addition, due to the redemption of the Company’s outstanding preferred stock in the third quarter of 2004, the Company no longer reports preferred stock accretion, which had reduced net income in the 2004 periods.  Also, the results for the 2004 periods have been restated to reflect changes in the Company’s accounting for operating leases as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on June 28, 2005.

The Company estimates that, for the quarter ended June 30, 2005, net income will be approximately $3,750,000, or $0.55 per basic and $0.52 per diluted share, compared to $777,000, or $0.12 per basic and $0.10 per diluted share, for the quarter ended June 30, 2004.  The second quarter of 2004 included a loss from discontinued operations of $247,000, or $0.04 per basic and diluted share, and preferred stock accretion of $133,000, or $0.02 per basic and diluted share.  The quarter ended June 30, 2005 includes the operations of Caronia Corporation (“Caronia”), which the Company acquired on March 31, 2005.  Caronia’s net income contribution to the second quarter was approximately $300,000, or $0.04 per basic and diluted share.

For the six months ended June 30, 2005, the Company estimates that net income will be approximately $5,300,000, or $0.79 per basic and $0.76 per diluted share, compared to $1,280,000, or $0.20 per basic and $0.16 per diluted share, for the six months ended June 30, 2004.  The six months ended June 30, 2004 included a loss from discontinued operations of $819,000, or $0.13 per basic and diluted share, and preferred stock accretion of $252,000, or $0.04 per basic and diluted share.  The estimated results for the six months ended June 30, 2005 include the net income contribution from Caronia and $2,100,000, or $0.15 per basic and diluted share, of expenses incurred in connection with the Company’s independent internal investigation, which concluded in March 2005.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast, Southwest and Midwest.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the Company’s ability to file the First Quarter Form 10-Q and the Second Quarter Form 10-Q, the Company’s ability to regain compliance with the AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.